EXHIBIT 11

                         WINTRUST FINANCIAL CORPORATION
                   COMPUTATION OF NET INCOME PER COMMON SHARE

                      (in thousands, except per share data)

                                                    THREE MONTHS ENDED
                                                          MARCH 31,
                                            ------------------------------------
                                                     1998               1997
                                            -----------------  -----------------

Net income                              (A)          $1,042             $ 729
                                            =================  =================

Average common shares outstanding                     7,755             6,816
Average common share equivalents        (1)             331               477
                                            -----------------  -----------------

Weighted average common shares and
       common share equivalents         (B)           8,086             7,293
                                            =================  =================

Net income (loss) per average
      common share                      (A/B)        $ 0.13            $ 0.11
                                            =================  =================

Net income (loss) per average
      common share                      (A/B)        $ 0.12            $ 0.10
                                            =================  =================

(1) Common share equivalents result from stock options and stock warrants being treated as if they had been exercised and are computed by application of the treasury stock method.


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